Exhibit 10.11

January 14, 2015

Jeffrey Olson

Dear Jeff:

Reference is made to the Amended and Restated Employment Agreement, dated November 18, 2014 (the “Employment Agreement”), by and between Vornado Realty Trust (the “Company”) and you.  This letter agreement sets forth the terms of an amendment to your Employment Agreement in accordance with Section 16(a) of your Employment Agreement.  Capitalized terms used but not defined in this letter agreement have the respective meanings given to such terms in your Employment Agreement.  Your Employment Agreement is hereby amended as follows:

Notwithstanding the terms of Section 5(d)(i) and 5(d)(ii) of the Employment Agreement, in the event of a Separation Event, your Initial Option Award and Make-Whole Units will be granted to you on the 21st trading day after a Separation Event and the exercise price and number of options (in the case of the Initial Option Award) and the number of units (in the case of the Make-Whole Units) will be based on the volume-weighted average trading price of a common share, $0.01 par value per share, of Urban Edge Properties on the New York Stock Exchange for the 20 trading days following (but not including) the date of the Separation Event.

All other terms and conditions of the Initial Option Award and Make-Whole Units will be in accordance with the terms of Section 5(d)(i) and 5(d)(ii) of the Employment Agreement.

Except as set forth herein, the Employment Agreement shall continue in full force and effect in accordance with its terms.

[Signature page follows]

If the foregoing correctly sets forth your understanding, please execute a counterpart of this letter agreement in the place provided below.

Very truly yours,

VORNADO REALTY TRUST

		By:	/s/ Stephen W. Theriot
Name: Stephen W. Theriot
Title: Chief Financial Officer
Accepted and Agreed:

By:	/s/ Jeffrey Olson
Jeffrey Olson